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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE:  August 1, 2000

FROM:                                              FOR:
Padilla Speer Beardsley Inc                        Paper Warehouse, Inc
224 Franklin Avenue West                           7630 Excelsior Boulevard
Minneapolis, MN  55404                             Minneapolis, MN   55416

John Mackay (612) 871-8877                         Cheryl Newell or Diana Purcel
                                                   (952) 936-1000

                  PAPER WAREHOUSE, INC., APPOINTS NEW DIRECTOR

         MINNEAPOLIS, August 1 -- Paper Warehouse, Inc. (Nasdaq: PWHS) announced today that Richard W. (Perk) Perkins has been elected to the Company's Board of Directors effective August 1, 2000, increasing the size of the Board to seven. Perkins is the president of Perkins Capital Management, Inc., which manages private equity accounts and mutual funds.

         "We are very pleased to have Perk join our Board of Directors," said Paper Warehouse's president and chief executive officer, Yale T. Dolginow. "He brings a tremendous amount of financial expertise in working with small and microcap companies such as ourselves, in addition to a wealth of board experience."

         Prior to starting Perkins Capital Management Inc. in 1984, he was instrumental at Piper Jaffray, Inc. in establishing one of the first institutional research and sales boutiques for a regional brokerage firm. Perkins earned BBA and MBA degrees from the University of

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Paper Warehouse
August 1, 2000
Page 2


Wisconsin, Madison. He holds the CFA designation, is a fellow of the Financial Analysts Federation and has received the Institute of Chartered Financial Analysts Certificate of Achievement awards. He is also a member of the Twin City Society of Security Analysts and is a director for nine public and seven private companies.

         Paper Warehouse specializes in party supplies and paper goods and operates under the names Paper Warehouse, Party Universe, and www.PartySmart.com. PartySmart.com can be accessed at WWW.PARTYSMART.COM. Paper Warehouse stores offer an extensive assortment of special occasion, seasonal and everyday party and entertainment supplies, including paper supplies, gift wrap, greeting cards and catering supplies at everyday low prices. As of July 28, 2000, the Company had 146 retail locations (99 company-owned stores and 47 franchise stores) conveniently located in major retail trade areas to provide customers with easy access to its stores. The company's headquarters is in Minneapolis.

         FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PRESS RELEASE ARE MADE UNDER THE SAFE HARBOR PROVISION OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ANY SUCH STATEMENTS ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE ANTICIPATED. SUCH FACTORS ARE DESCRIBED FROM TIME TO TIME IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K AND OTHER REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

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